Exhibit 99.1

Ampio Pharmaceuticals Provides Clinical Updates

GREENWOOD VILLAGE, Colo., June 3, 2013 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (AMPE), today announced an update on its clinical progress for Ampion™, Optina™, the sexual dysfunction portfolio, and Luoxis Diagnostics, Inc.

Ampion

In the SPRING trial, Ampion is being evaluated for its effect on reducing pain in osteoarthritis of the knee, measured by the WOMAC scale, as a single intra-articular injection into the knee in 4 milliliter (mL) and 10 milliliter (mL) volumes as compared to placebo at twelve weeks. The study treated in excess of the targeted 320 patient goal in less than four weeks. This was designed as a run-in to a Phase III pivotal trial, which Ampio will initiate once the optimal volume is determined and the proposed pivotal trial is properly powered to achieve its scientific objectives. By June 7th, all patients in the SPRING trial will have received the three follow-up phone calls and the six (6) week exam that followed the baseline exam at time of dosing. Clinical results from the completed trial, which includes additional follow-up calls and a final exam, will be made available in the third quarter of 2013. These results will be the basis for corporate strategy and business negotiations going forward.

Optina

Optina (danazol) is being tested in a 505(b)(2) trial to treat diabetic macular edema (DME). This may become the pivotal trial as a portion of 505(b)(2) drugs receive FDA registration based on a single clinical trial.

The randomized, placebo-controlled, double-masked, multicenter United States trial is expected to enroll approximately 450 patients. The primary endpoint is improvement in best-corrected visual acuity (BCVA) compared to placebo. Secondary endpoints are 1) categorical changes in visual acuity (VA) in treated patients compared to placebo; 2) reduction in central macular thickness (CMT) in treated patients compared to placebo; and, 3) safety and tolerability of the two Optina™ doses. Interim four week masked data of approximately 360 patients will be announced in the fourth quarter of 2013. Full twelve week top-line preliminary data will be announced in the first quarter of 2014.

Sexual Dysfunction Portfolio

Ampio is in late-stage negotiations to license Zertane, for treatment of premature ejaculation, and Zertane-ED, for treatment of concomitant premature ejaculation and erectile dysfunction.

Ampio has also submitted the application to the Therapeutic Goods Administration (TGA) for approval of Zertane in Australia. The Company expects to receive marketing authorization (approval) in the first half of 2014. An approval in Australia will open up numerous markets worldwide including South Korea and Brazil where Ampio has licensing agreements. This could also be important for additional business negotiations and revenue for Ampio.

Luoxis Diagnostics, Inc.

Luoxis Diagnostics recently completed a private placement financing to initially fund the carve-out of Ampio Pharmaceuticals. Under terms of the private placement, which raised $4.7 million in gross proceeds, Ampio will retain approximately 80% ownership of the newly formed in-vitro diagnostics company focused on the commercialization of the Oxidation Reduction Potential (“ORP”) technology platform. Luoxis, under a newly appointed management team, is now fully funded to pursue FDA and CE Mark clearance for its proprietary point-of-care diagnostic system. In support of these regulatory submissions, and subsequent commercialization of the ORP product, will be data demonstrating the diagnostic capability of the product to detect serious medical conditions within more than 5,000 patients. This data will be available in 3rd quarter 2013.

About AmpionTM

Ampion is a non-steroidal anti-inflammatory biologic that has the potential to be used in a broad array of inflammatory conditions and autoimmune diseases. The active ingredient is aspartyl-alanyl diketopiperazine, referred to as DA-DKP, which is derived from two amino acids from human albumin and appears to have a significant role in the homeostasis of inflammation. Ampion is protected by composition of matter, use, and synthetic form patents. Ampio has published a number of studies and articles on the anti-inflammatory activity of DA-DKP.

About OptinaTM

Optina is a drug based on a low dose of the weak androgen, low-molecular-weight, very lipophilic steroid danazol. Oral administration of low dose danazol to patients with DME is safe with no evidence of serious adverse events. Ampio’s in vitro data suggest that danazol has a biphasic effect on endothelial cells: At low doses, danazol decreases vascular leakage, while at higher concentrations an increase in vascular permeability is observed. This biphasic effect was supported by the efficacy of danazol in vivo at various BMIs. From Ampio’s previously announced results, Optina appears to reduce DME in a BMI dosage-adjusted manner and appears to trend toward improved visual acuity and seems to be safe with few, if any, side effects.1, 2

About The Sexual Dysfunction Portfolio

Zertane is a repurposed, on-demand, orally dissolving tablet to treat premature ejaculation, a condition that has a major impact on the quality of life for men and their sexual partners. The active ingredient, tramadol, has multiple mechanisms of actions that can delay ejaculation. This drug also has an excellent safety record established during 30 years of human use for other medical indications. Zertane-ED, a patented combination of Zertane and any PDE-5 inhibitor, can be used to treat premature ejaculation and erectile dysfunction. It is estimated that 41% of men with erectile dysfunction are comorbid for premature ejaculation.

About Luoxis Diagnostics, Inc.

Luoxis Diagnostics is an in-vitro diagnostics company focused on the development and global commercialization of a “point of care” hand held device and disposable strips that measures, from a single drop of blood, the presence of oxidative stress and anti-oxidant reserves in a patient. ORP is an important measure in the detection of both critical and chronic illnesses, and is a novel marker of patient morbidity across a wide range of diseases and conditions. There are numerous clinical indications for this homeostatic parameter for which there is no currently available test.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company focused on the rapid development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibition of specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level or (ii) activation of a specific phosphatase or depletion of the available phosphate needed for the inflammation process.

Forward Looking Statement

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

References

1. Bar-Or D, Thomas GW, Salottolo K, et al. Oral Danazol for DME. Retina Today. 2012; Vol. 7, No. 7: 68-70. Available at: http://bmctoday.net/retinatoday/2012/10/article.asp?f=oral-danazol-for-dme

2. Thomas GW, Rael LT, Bar-Or R, et al. Biphasic effect of danazol on human vascular endothelial cell permeability and f-actin cytoskeleton dynamics. Biochem Biophys Res Commun. 2012;421:707-712. Available at: http://www.ncbi.nlm.nih.gov/pubmed/22542943

Investor Contact:

Rick Giles

Director of Investor Relations

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6530

Email: rgiles@ampiopharma.com